Exhibit 23.2

CONSENT OF AKF MINING SERVICES INC.

In connection with U.S. Gold Corp.’s Registration Statement on S-1 dated February 4, 2026 (the “Registration Statement”), the undersigned consents to:

●	the incorporation by reference and use of the technical report summary titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), effective February 10, 2025, as an exhibit to and referenced in the Registration Statement or any amendment or supplement thereto;

●	the use of and references to the undersigned name’s, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement or any amendment or supplement thereto and any such Technical Report Summary; and

●	any extracts or summaries of the Technical Report Summary included or incorporated by reference in the Registration Statement and any amendment or supplement thereto, and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Registration Statement or any amendment or supplement thereto.

The undersigned is the qualified person responsible for authoring, and this consent pertains to, sections 12, 13, 15.2, 15.3.4 and 17.2.1.1 of the Technical Report Summary.

Date: February 4, 2026

/s/ Antonio Loschiavo

AKF Mining Services Inc.
Name:	Antonio Loschiavo
Title:	President